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                                                                    EXHIBIT 99.2


                        Press Release of the Registrant

 CURAGEN LICENSES FIVE DRUG TARGETS TO BIOGEN AND COMPLETES RESEARCH PORTION OF
                                COLLABORATION -

NEW HAVEN, CT - OCTOBER 9, 2000 - CuraGen Corporation (Nasdaq: CRGN), an integrated genomics-based drug discovery and development company, announced today that it has licensed five drug targets to Biogen, Inc., marking the completion of the research portion of their discovery collaboration. These targets were identified using CuraGen's integrated platform of functional genomic technologies, and were delivered under the terms of the original collaborative agreement. Going forward, CuraGen is entitled to receive potential milestone payments resulting from the advancement of these targets through clinical trials, and royalty payments if these targets are converted into marketed drugs. CuraGen is also entitled to receive additional milestone and royalty payments for other discoveries stemming from the research portion of this collaboration.

"Biogen was one of CuraGen's earliest collaborators and together we have made a number of discoveries, including the licensed drug targets. We are now looking forward to recognizing the fruits of our research efforts, as Biogen advances our joint discoveries through the drug development process," stated Christopher
K. McLeod, Executive Vice President of CuraGen Corporation.

CuraGen Corporation is advancing the discovery and development of pharmaceutical and life science products through the systematic application of genomics. CuraGen's fully integrated, Internet-based functional genomic technologies, services, and information systems are designed to rapidly generate comprehensive information about genes, human genetic variations, gene expression, protein expression, protein pathways, and potential drugs that affect these pathways. The Company is applying this comprehensive functional genomic platform to develop protein and antibody drugs, and to identify small molecule drug targets. CuraGen has conducted research for collaborators including Abgenix, Biogen, COR Therapeutics, Dupont/Pioneer Hi-Bred International, Gemini Genomics, Genentech, Glaxo Wellcome, Hoffmann-La Roche, Ono Pharmaceuticals, and Roche Vitamins. CuraGen employs over 300 people and is headquartered in New Haven, CT. Additional Company information is available at www.curagen.com.

This release may contain forward-looking statements that are subject to certain risks and uncertainties, including CuraGen Corporation's abilities to recognize the fruits of our research efforts, as Biogen advances our joint discoveries through the drug development process, and to further advance its internal disease programs. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen Corporation's early stage of development, technological uncertainties and product development risks, uncertainties surrounding the availability of additional funding, reliance on research collaborations, competition, ability to protect its patents and proprietary rights, and uncertainties relating to commercialization rights.